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 COMPUTATION OF PRO FORMA NET INCOME PER SHARE

                                                  Year Ended December 31,
                                               --------------------------
                                                    1995          1996
                                               ------------  ------------

Net Income                                       $9,498,569    $16,298,660
                                               ------------  ------------
                                               ------------  ------------

Weighted average common shares outstanding       12,000,000     12,203,021

Net effect of stock options granted during
     the twelve months prior to the
     Company's filing of its initial
     public offering, calculated using the
     treasury stock method at an offering
     price of $13.50 per share, and
     treaded as outstanding for all
     periods presented                              523,772        523,772

Net effect of stock options and warrants
     outstanding, excluding those
     discussed above, calculated using the
     treasury stock method at the average
     price for the period                           317,791      1,242,824

Number of shares of common stock assumed
     to be issued in the Company's initial
     public offering whose net proceeds
     would be used to redeem the
     outstanding preferred stock including
     accrued dividends                            1,774,597      1,948,767
                                               ------------  ------------

                                                 14,616,160     15,918,384
                                               ------------  ------------
                                               ------------  ------------



Pro forma net income per share                    $    0.65      $    1.02
                                               ------------  ------------
                                               ------------  ------------